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 EXHIBIT 16.1



                           [LETERHEAD OF KPMG LLP]


  August 11, 1999


  United States Securities and Exchange Commission
  Washington, D.C. 20549


  Ladies and Gentlemen:


  We were previously the independent public accountants of lincoln Logs Ltd. and, under the date of April 16, 1999, except as to note 14(b), which was as of April 20, 1999, and note 19(b), which was as of May 15, 1999, we reported on the consolidated financial statements of Lincoln Logs Ltd. and sdubsidiaries as of and for the years ended January 31, 1999 and 1998. On August 5, 1999, we declined to stand for re-election. We have read Lincoln Logs Ltd.'s statements included under item 4 of its Form 8-k dated
  August 11, 1999, and we agree with such statements.

  Very truly yours,

  KPMG LLP

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